Exhibit 99.J

THE SECURITY REPRESENTED BY THIS CERTIFICATE WAS ORIGINALLY ISSUED ON OCTOBER 24, 2003, AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

ONE PRICE CLOTHING STORES, INC.

STOCK PURCHASE WARRANT

Date of Issuance: October 24, 2003	Certificate No. W-

FOR VALUE RECEIVED, One Price Clothing Stores, Inc., a Delaware corporation (the “Company”), hereby grants to Sun One Price, LLC, a Delaware limited liability company (“Sun”), or its registered assigns (the “Registered Holder”) the right to purchase from the Company, subject to the terms and conditions hereof, shares of Common Stock as set forth below, at a price per share as set forth below.  The amount and kind of securities obtainable pursuant to the rights granted hereunder are subject to adjustment pursuant to the provisions contained in this Warrant.

WHEREAS, contemporaneously herewith the Company has entered into that certain Amendment No. 17. (the “Amendment”) to that certain Loan and Security Agreement, dated March 25, 1996, between the Congress Financial Corporation (Southern) (“CFC”) and the Company and One Price Clothing of Puerto Rico, Inc., as amended;

WHEREAS, it is a condition on CFC’s willingness to enter into the Amendment that Sun enter into that certain Junior Participation Agreement, dated as of the date hereof, between CFC and Sun One Price, LLC (the “Junior Participation Agreement”) with CFC;

WHEREAS, it is a condition of Sun’s willingness to enter into the Junior Participation Agreement that the Company issue this Warrant to Sun;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company as follows:

This Warrant is subject to the following provisions:

Section 1.                                            Definitions.

The following terms have meanings set forth below:

“Closing” means the Date of Issuance.

“Common Stock” means the Company’s Common Stock, par value $0.01 per share, and any capital stock of any class of the Company hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company; provided that with respect to the shares of Common Stock issuable upon the exercise of this Warrant, “Common Stock” means the Company’s Common Stock, par value $0.01 per share.

“Market Price” means as to any security the average of the closing prices of such security’s sales on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, on such day, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive business days prior to such day; provided that if such security is listed on any domestic securities exchange the term “business days” as used in this sentence means business days on which such exchange is open for trading; provided, however, that if the Market Price of the Common Stock is required to be determined in the context of a sale of the Company (whether by merger, consolidation, stock sale, sale of substantially all of its assets, or similar transaction), then Market Price shall be the value applied to the Common Stock in such transaction (or, if no value is expressly applied to the Common Stock in such transaction, then the value imputed to the Common Stock in such transaction as reasonably determined by the Board of Directors of the Company).  If at any time such security is not listed on any domestic securities exchange or quoted in the NASDAQ System or the domestic over-the-counter market, the “Market Price” shall be the fair value thereof determined jointly by the Company and the Registered Holders of the Warrant representing a majority of the Common Stock purchasable upon exercise of all of the Warrant then outstanding; provided that if such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Company and the Registered Holders of the Warrant representing a majority of the Common Stock purchasable upon exercise of all of the Warrant then outstanding; provided further that if such parties are unable to jointly select an appraiser within a reasonable period of time, the Company and the Registered Holders of the Warrant representing a majority of the Common Stock purchasable upon exercise of all of the Warrant then outstanding shall each select one appraiser who then will jointly appoint a third appraiser who will act as the appraiser for purposes of determining fair value.  The determination of such appraiser shall be final and binding on the Company and the Registered Holders of the Warrant, and the fees and expenses of such appraiser shall be paid by the Company.

“Person” includes, but is not limited to, any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

“Subsidiary” of a Person means any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

Section 2.                                            Number of Warrant Shares; Exercise of Warrant.

2A.                             Number of Warrant Shares; Exercise Price.  The aggregate number of shares of the Company’s Common Stock (as adjusted from time to time in accordance with Section 3 hereof, the “Warrant Shares”) that the Registered Holder shall be entitled to purchase at a price per share of $0.01 (the “Exercise Price”) upon exercise of this Warrant shall be (i) 150,000 shares, plus (ii) but only until such time as Sun has no right to the Liabilities (as defined in the Junior Participation Agreement) or Sun’s interest in such Liabilities (as defined in the Junior Participation Agreement) have been repaid in full, (A) 150,000 shares on November 24, 2003, plus, 150,000 shares on each monthly anniversary of November 24, 2003 until May 20, 2004, plus (B) 300,000 shares on May 20, 2004, plus 300,000 shares on each monthly anniversary of May 20, 2004 until the expiration of this Warrant pursuant to an Section 2B below.  For avoidance of doubt, nothing herein shall limit Sun’s rights under the Participation Agreement (including its decision to consent (in its sole discretion) to an extension of the Third Supplemental Loan Termination Date (as defined in the Amendment) or waive (in its sole discretion) the conditions to payment of the Liabilities).

2B.                               Exercise Period.  The Registered Holder may exercise, in whole or in part (but not as to a fractional share of Common Stock), the purchase rights represented by this Warrant at any time and from time to time after the Date of Issuance to and including the later of (i) October 24, 2013 and (ii) five years after the earlier of (A) the date Sun has no right to the Liabilities (as defined in the Junior Participation Agreement) and (B) Sun’s interest in such Liabilities (as defined in the Junior Participation Agreement) have been repaid in full (the “Exercise Period”).

2C.                               Exercise Procedure.

(i)                                     This Warrant shall be deemed to have been exercised when the Company has received all of the following items (the “Exercise Time”):

(a)                                  a completed Exercise Agreement, as described in Section 2D below, executed by the Person exercising all or part of the purchase rights represented by this Warrant (the “Purchaser”);

(b)                                 this Warrant;

(c)                                  if this Warrant is not registered in the name of the Purchaser, an Assignment or Assignments in the form set forth in Exhibit I hereto evidencing the assignment of this Warrant to the Purchaser, in which case the Registered Holder shall have complied with the provisions set forth in Section 7 hereof; and

(d)                                 (A) a check or wire transfer payable to the Company in an amount equal to the product of the Exercise Price multiplied by the number of shares of Common Stock being purchased upon such exercise (the “Aggregate Exercise Price”) or (B) a written notice to the Company that Registered Holder is exercising the Warrant (or a portion thereof) by authorizing the Company to withhold from issuance a number of shares of Common Stock issuable upon such exercise of the Warrant which when multiplied by the Market Price of the Common Stock is equal to the Aggregate Exercise Price (and such withheld shares shall no longer be issuable under this Warrant).

(ii)                                  Certificates for shares of Common Stock purchased upon exercise of this Warrant shall be delivered by the Company (or its transfer agent) to the Purchaser as promptly as practicable after the date of the Exercise Time.  Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and shall, within five days after the date of the Exercise Time, deliver such new Warrant to the Person designated for delivery in the Exercise Agreement described in Section 2D below.

(iii)                               The Common Stock issuable upon the exercise of this Warrant shall be deemed to have been issued to the Purchaser at the Exercise Time, and the Purchaser shall be deemed for all purposes to have become the record holder of such Common Stock at the Exercise Time.

(iv)                              The issuance of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Registered Holder or the Purchaser for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Common Stock.  Each share of Common Stock issuable upon exercise of this Warrant shall, upon payment of the Exercise Price therefor, be fully paid and nonassessable and free from all liens and charges with respect to the issuance thereof.

(v)                                 The Company shall not close its books against the transfer of this Warrant or of any share of Common Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

(vi)                              The Company shall assist and cooperate with any Registered Holder or Purchaser required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings required to be made by the Company).

(vii)                           Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a registered public offering or the sale of the Company, the exercise of any portion of this Warrant may, at the election of the holder hereof, be conditioned upon the consummation of the public offering or sale of the Company in which case such exercise shall not be deemed to be effective until the consummation of such transaction.

(viii)                        The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of issuance upon the exercise of the Warrant, such number of shares of Common Stock issuable upon the exercise of the Warrant.  All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.  The Company shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).  The Company shall from time to time take all such action as may be necessary to assure that the par value of the unissued Common Stock acquirable upon exercise of this Warrant is at all times equal to or less than the Exercise Price.  The Company shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon exercise of the Warrants.

2D.                              Exercise Agreement.  Upon any exercise of this Warrant, the Exercise Agreement shall be substantially in the form set forth in Exhibit II hereto, except that if the shares of Common Stock are not to be issued in the name of the Person in whose name this Warrant is registered, the Exercise Agreement shall also state the name of the Person to whom the certificates for the shares of Common Stock are to be issued, and if the number of shares of Common Stock to be issued does not include all the shares of Common Stock purchasable hereunder, it shall also state the name of the Person to whom a new Warrant for the unexercised portion of the rights hereunder is to be delivered.  Such Exercise Agreement shall be dated the actual date of execution thereof.

2E.                                Fractional Shares.  If a fractional share of Common Stock would be issuable upon exercise of the rights represented by this Warrant, the Company shall, within five business days after the date of the Exercise Time, deliver to the Purchaser a check payable to the Purchaser in lieu of such fractional share in an amount equal to the difference between the Market Price of such fractional share as of the date of the Exercise Time and the Exercise Price of such fractional share.

Section 3.                                            Dilution Protection.  In order to prevent dilution of the rights granted under this Warrant, the number of shares of Common Stock obtainable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 3.

3A.                             Reorganization, Reclassification, Consolidation, Merger or Sale.  Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction, in each case which is effected in such a way that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as “Organic Change”.  Prior to the consummation of any Organic Change, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the Registered Holders of the Warrant representing a majority of the Common Stock obtainable upon exercise of all of the Warrant then outstanding) to insure that each of the Registered Holders of the Warrant shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the exercise of such holder’s Warrant, such shares of stock, securities or assets as would have been issued or payable in such Organic Change (as if the holder had exercised this Warrant immediately prior to such Organic Change) with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon exercise of such holder’s Warrant had such Organic Change not taken place.  In any such case, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the Registered Holders of the Warrant representing a majority of the Common Stock obtainable upon exercise of all Warrants then outstanding) with respect to such holders’ rights and interests to insure that the provisions of this Section 3 and Sections 4 and 5 hereof shall thereafter be applicable to the Warrant (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment in the number of shares of Common Stock acquirable and receivable upon exercise of the Warrant based on the relative value of the Common Stock and the common stock of the successor entity or purchasing entity).  The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the Registered Holders of the Warrant representing a majority of the Common Stock obtainable upon exercise of all of the Warrant then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

3B.                               Certain Events.  If any event occurs of the type contemplated by the provisions of this Section 3 but not expressly provided for by such provisions or definition, including without limitation a forward or reverse stock split, then the Company’s board of directors shall make an appropriate adjustment in the number of shares of Common Stock obtainable upon exercise of this Warrant and the other terms of this Warrant in such manner as shall fully preserve the economic benefits provided hereunder and to protect the rights of the holders of the Warrant; provided that no such adjustment shall decrease the number of shares of Common Stock obtainable as otherwise determined pursuant to this Warrant, except to the extent of a reverse split or similar recapitalization.

3C.                               Notices.

(i)                                     The Company shall give written notice to the Registered Holder at least 20 days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

(ii)                                  The Company shall give written notice to the Registered Holders at least 20 days prior to the date on which any Organic Change, dissolution or liquidation shall take place.

Section 4.                                            Liquidating Dividends.  If the Company declares or pays a dividend upon the Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) except for a stock dividend payable in shares of Common Stock (a “Liquidating Dividend”), then the Company shall pay to the Registered Holder of this Warrant (or any Person designated by the Registered Holder) at the time of payment thereof the Liquidating Dividend which would have been paid to such Registered Holder on the Common Stock had this Warrant been fully exercised immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

Section 5.                                            Purchase Rights.  If at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Registered holder of this Warrant (or any Person designated by the Registered Holder) shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

Section 6.                                            No Voting Rights; Limitations of Liability.  This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company.  No provision hereof, in the absence of affirmative action by the Registered Holder to purchase Common Stock, and no enumeration herein of the rights or privileges of the Registered Holder shall give rise to any liability of such holder for the Exercise Price of Common Stock acquirable by exercise hereof or as a stockholder of the Company.

Section 7.                                            Warrant Transferable.  Subject to the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Registered Holder, upon surrender of this Warrant with a properly executed Assignment (in the form of Exhibit I hereto) at the principal office of the Company.

Section 8.                                            Warrant Exchangeable for Different Denominations.  This Warrant is exchangeable, upon the surrender hereof by the Registered Holder at the principal office of the Company, for a new Warrant of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrant shall represent such portion of such rights as is designated by the Registered Holder at the time of such surrender.  The date the Company initially issues this Warrant shall be deemed to be the “Date of Issuance” hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrants shall be issued.  All Warrants representing portions of the rights hereunder are referred to herein as the “Warrant”.

Section 9.                                            Replacement.  Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company, or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 10.                                      Notices.  Except as otherwise expressly provided herein, all notices referred to in this Warrant shall be in writing and shall be delivered personally, sent by reputable overnight courier service (charges prepaid) or sent by registered or certified mail, return receipt requested, postage prepaid and shall be deemed to have been given when so delivered, sent or deposited in the U.S. Mail (i) to the Company, at its principal executive offices and (ii) to the Registered Holder of this Warrant, at such holder’s address as it appears in the records of the Company (unless otherwise indicated by any such holder).

Section 11.                                      Amendment and Waiver.  Except as otherwise provided herein, the provisions of the Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Registered Holders of Warrant representing a majority of the shares of Common Stock obtainable upon exercise of the Warrant; provided that no such action may change the Exercise Price of the Warrant or the number of shares or class of stock obtainable upon exercise of each Warrant without the written consent of the Registered Holders of the Warrant representing at least a majority of the shares of Common Stock obtainable upon exercise of the Warrant.

Section 12.                                      Descriptive Headings; Governing Law.  The descriptive headings of the several Sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.  The corporation laws of the State of Delaware shall govern all issues with respect to this Warrant, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

*      *      *      *

IN WITNESS WHEREOF, the Company has caused this Stock Purchase Warrant to be signed and attested by its duly authorized officers under its corporate seal and to be dated the Date of Issuance hereof.

ONE PRICE CLOTHING STORES, INC.

	By	/s/ C. Burt Duren

Its
[Corporate Seal]

Attest:

/s/ Grant Gibson
Secretary

EXHIBIT I

ASSIGNMENT

FOR VALUE RECEIVED,                                           hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (Certificate No. W-       ) with respect to the number of those specified shares of the Common Stock covered thereby set forth below, unto:

Names of Assignee	Address	No. of Shares

Dated:	Signature

Witness

EXHIBIT II

EXERCISE AGREEMENT

To:	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant (Certificate No. W-        ), hereby agrees to subscribe for the purchase of               shares of the Common Stock covered by such Warrant and makes payment herewith in full therefor at the price per share provided by such Warrant.

Signature

Address